EXHIBIT 23.8

                     CONSENT OF MICHAEL S. UPTON, CPA, P.A.

     As an independent public accountant, I hereby consent to the use of my reports (and to all references to my firm) included in or made a part of this registration statement.

MICHAEL S. UPTON, CPA, P.A.

By: /s/ MICHAEL S. UPTON
Name: Michael S. Upton, CPA
Title: President

Greenville, South Carolina
July 18, 1996